Exhibit 107

Calculation of Filing Fee Tables
SCHEDULE 14A
 (Form Type)

Capri Holdings Limited
(Name of Registrant as Specified in its Charter)

Table 1:  Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$7,111,262,943.00	0.0001102	$783,661.18
Fees Previously Paid	–		–
Total Transaction Valuation	$7,111,262,943.00
Total Fees Due for Filing			$783,661.18
Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$783,661.18

(i)	Title of each class of securities to which transaction applies:
Ordinary share, no par value (“Ordinary Share”), of Capri Holdings Limited (the “Registrant”)

(ii)	Aggregate number of securities to which transaction applies:

As of the close of business on September 5, 2023, the maximum number of Ordinary Shares to which this transaction applies is estimated to be 124,758,999, which consists of (a) 116,138,350 issued and outstanding Ordinary Shares; (b) 191,967 Ordinary Shares underlying Registrant options; (c) 3,883,707 Ordinary Shares underlying restricted share unit awards; (d) 368,932 Ordinary Shares underlying performance share unit awards (assuming achievement of the applicable performance goals at the target level); and (f) 4,176,043 Ordinary Shares reserved for issuance but not yet granted pursuant to the Registrant’s equity plan.

(iii)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the product of (a) 124,758,999 Ordinary Shares (including 116,138,350 issued and outstanding Ordinary Shares; 191,967 Ordinary Shares underlying Registrant options; 3,883,707 Ordinary Shares underlying restricted share unit awards; 368,932 Ordinary Shares underlying performance share unit awards (assuming achievement of the applicable performance goals at the target level); and 4,176,043 Ordinary Shares reserved for issuance but not yet granted pursuant to the Registrant’s equity plan) that are exchangeable for cash in the merger and (b) the merger consideration of $57.00 (collectively the “Total Consideration”).  The filing fee equals the product of 0.0001102 multiplied by the Total Consideration.